Exhibit 99.1

EPR PROPERTIES PROVIDES UPDATE
REGARDING THE IMPACT OF COVID-19

Announces $150 Million Share Repurchase Program

KANSAS CITY, MO (BUSINESS WIRE) - March 24, 2020 - EPR Properties (NYSE:EPR) a leading experiential net lease real estate investment trust (REIT), today provided the following update regarding the evolving impact of COVID-19.

Company CEO Greg Silvers stated, “As we are all keenly aware, our nation and the world continue to navigate through the unprecedented challenges brought on by COVID-19. Our top priorities are taking care of our employees and all of our key stakeholders, to make sure everyone stays healthy and to position the Company to best navigate these difficult times. As we all work together to mitigate the spread of the virus, many of our tenants are temporarily closing their operations. While this period will impact our tenants’ businesses, we are committed to working with them as appropriate for our long-term mutual benefit.”

Mr. Silvers continued, “We have the ability to withstand the situation as we currently view it, given the Company’s strong balance sheet and liquidity position, including a precautionary draw on our line of credit. Also, in response to the market dislocation of our stock price, our Board of Trustees has authorized a limited share repurchase program which we will selectively deploy while carefully considering our liquidity position. By placing a pause on acquisitions and development, we are intensely focused on maximizing our financial flexibility and capacity until we have better visibility to the depth and duration of this situation.”

Key Updates:

•
Strong Liquidity Position - As of March 24, 2020, the Company had cash of approximately $1.25 billion, including $750 million borrowed by the Company on March 20, 2020 under its Revolving Credit Facility as a precautionary measure to increase its cash position and preserve financial flexibility considering the current uncertainty in the global markets.

•
Share Repurchase Program - Today the Company announced that its Board of Trustees (the "Board") approved a limited share repurchase program in response to the extraordinary dislocation in the Company’s stock price. The Company may repurchase up to $150 million of the Company's Common Shares, but is not required to repurchase a minimum number of Common Shares. The share repurchase program is scheduled to expire on December 31, 2020, unless extended or earlier terminated by the Board.

•
Reduced Capital Needs - The Company has no debt maturities until 2023. Additionally, as previously disclosed, the Company revised its 2020 anticipated investment spending to include only previously committed investment spending totaling approximately $100.0 million.

Mr. Silvers concluded, “Despite the current environment, we continue to firmly believe in the long-term advantages of our portfolio and our strategy. Once the country emerges from this pandemic, we believe the demand for affordable out-of-home entertainment will be stronger than ever, as people re-engage, socialize and enjoy the experiences that our properties provide.”

Additional Information Regarding the Share Repurchase Program

The actual timing, number and value of Common Shares repurchased under the share repurchase program will be determined by management at its discretion and will depend on a number of factors, including, but not limited to, the market price of the Common Shares, general market and economic conditions, and applicable legal requirements. The share repurchase program may be modified, suspended or terminated by the Company at any time without prior notice. Under the share repurchase program, the Company may repurchase its Common Shares in the open market, through block trades, in privately negotiated transactions, pursuant to a trading plan separately adopted in the future, or by other means, in accordance with federal securities laws and other applicable laws. As of March 23, 2020, the Company had approximately 78 million Common Shares outstanding.

About EPR Properties

EPR Properties is a leading experiential net lease real estate investment trust (REIT), specializing in select enduring experiential properties in the real estate industry. We focus on real estate venues which create value by facilitating out of home leisure and recreation experiences where consumers choose to spend their discretionary time and money. We have over $6.7 billion in total investments across 44 states. We adhere to rigorous underwriting and investing criteria centered on key industry, property and tenant level cash flow standards. We believe our focused approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to the uncertain financial impact of COVID-19, our share repurchase program, our acquisition or disposition of properties, our capital resources, future expenditures for development projects and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. References to our earnings guidance and investment spending guidance are forward-looking statements. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q and other filings with the SEC.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com